EXHIBIT 2

EXECUTIVE UNIT AGREEMENT

THIS EXECUTIVE UNIT AGREEMENT (this "Agreement") is made as of February 28, 2011 by and between University General Hospital, LP, a Texas limited partnership (the "Company") and Hassan Chahadeh, M.D. ("Executive").

The Company and Executive desire to enter into an agreement pursuant to which Executive will purchase from the Company, and the Company will sell to Executive, limited partner units equating to five percent (5%) of the total outstanding partner units of the Company as provided below.  The limited partner units acquired by Executive pursuant to this Agreement are sometimes referred to herein as "Executive Securities" the definition of which term, and other defined terms in this Agreement, are set forth in Section 8 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Purchase and Sale of Executive Securities.

(a) Upon execution of this Agreement, Executive will purchase, and the Company will sell to Executive, the Executive Securities of the number of limited partner units equal to 5% of the total outstanding partner units of the Company on a fully diluted basis as of the date hereof at a price of $1,000,000.00.  The Company will deliver to Executive a unit ownership ledger evidencing Executive's ownership of such limited partner units, and Executive will deliver to the Company a promissory note in the form of Annex A attached hereto (the "Note") in an amount equal to $1,000,000.00.

(b) Within 30 days after the issuance of the Executive Securities, Executive will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit A attached hereto.

(c) Until the occurrence of a Qualified Change of Control or a Public Offering, certificates (if any) evidencing Executive Securities shall be held by the Company for the benefit of Executive and the other holder(s) of Executive Securities.  Upon the occurrence of a Qualified Change of Control or a Qualified Public Offering (whichever first occurs), the Company will return any such certificates for the Executive Securities to the record holders thereof.

(d) In connection with the purchase and sale of the Executive Securities hereunder, Executive represents and warrants to the Company that:

(i) The Executive Securities to be acquired by Executive pursuant to this Agreement will be acquired for Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Executive Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(ii) Executive is an executive officer of the Company or one or more of its Subsidiaries, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Securities.

(iii) Executive is able to bear the economic risk of his investment in the Executive Securities for an indefinite period of time because the Executive Securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(iv) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Securities and has had full access to such other information concerning the Company as he has requested.

(v) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(vi) Executive has not and will not take any action that will conflict with, violate or cause a breach of any noncompete, nonsolicitation or confidentiality agreement to which Executive is a party or by which Executive is bound.

(vii) Executive is a resident of the State of Texas.

(e) As an inducement to the Company to issue the Executive Securities to Executive, and as a condition thereto, Executive acknowledges and agrees that neither the issuance of the Executive Securities to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or any of its Subsidiaries to terminate Executive's employment at any time for any reason.

(f) Concurrently with the execution of this Agreement, Executive shall execute in blank security transfer powers in the form of Exhibit B attached hereto (the "Security Powers") with respect to the Executive Securities and shall deliver such Security Powers to the Company.  The Security Powers shall authorize the Company to assign, transfer and deliver the Executive Securities to the appropriate acquiror thereof pursuant to Section 3 below and under no other circumstances.

2. Vesting of Executive Securities.

(a) The Executive Securities purchased hereunder shall be subject to time vesting in the manner specified in this Section 2.

(b) Time Vesting.

(i) The Executive Securities purchased hereunder will vest annually over a two-year period, provided that the Executive is employed by the Company or one or more of its Subsidiaries as of each successive anniversary of the date hereof.  Such Executive Securities shall vest as follows:

Anniversary of the date hereof	Aggregate Executive Securities vested as of such date
1st Anniversary	50.0%
2nd Anniversary	100.0%

(ii) Immediately prior to the occurrence of a Qualified Change of Control or a Public Offering (whichever first occurs), all Executive Securities which have not yet become vested shall become vested at the time of such event.

(c) The Executive Securities that have become vested are referred to herein as "Vested Securities."  All Executive Securities that have not vested are referred to herein as "Unvested Securities."

3. Repurchase Option.

(a) If, prior to the second anniversary of the date hereof, Executive’s employment with the Company or any of its Subsidiaries is terminated with Cause or Executive resigns without Good Reason, the Unvested Securities (whether held by Executive or one or more of Executive's Permitted Transferees, other than the Company) will be subject to repurchase by the Company at the lower of Original Cost and Fair Market Value of such Unvested Securities pursuant to the terms and conditions set forth in this Section 3 (the "Repurchase Option").

(b) In connection with the exercise of the Repurchase Option, the Company (with Board approval) may elect to purchase all or any portion of the Unvested Securities subject to repurchase hereunder by delivering written notice of its election to Executive within 120 days after the effective date of Executive's termination (the "Repurchase Notice").  The Repurchase Notice will set forth the number of Executive Securities to be acquired from each holder, the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction.

(c) The closing of the purchase of the Unvested Securities pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice (subject to the final determination of Fair Market Value hereunder), which date shall not be more than 30 days after the final determination of the Fair Market Value of such Executive Securities, nor less than five days after the delivery of the Repurchase Notice. If the Company fails to timely exercise the Repurchase Option in accordance with this Section 3, the Repurchase Option shall automatically terminate and be of no further force or effect.

(d) The Company will pay for the Unvested Securities to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under the Note or any bona fide debts owed by Executive to the Company and will pay the remainder of the purchase price by, at its option, (A) a check or wire transfer of funds, (B) a subordinated note or notes payable in up to three annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the prime rate as published in The Wall Street Journal from time to time or (C) any combination of (A) and (B) as the Board may elect in its discretion.  The Company will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require that all sellers' signatures be guaranteed.

(e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Securities by the Company pursuant to the Repurchase Option shall be subject to applicable restrictions contained in the Texas Business Organizations Code or such other governing law, and applicable restrictions in the Company's and its Subsidiaries' debt and equity financing agreements.  If any such restrictions prohibit (i) the repurchase of Executive Securities hereunder which the Company is otherwise entitled or required to make or (ii) dividends or other transfers of funds from one or more Subsidiaries to the Company to enable such repurchases, then the Company may make such repurchases as soon as it is permitted to make repurchases or receive funds from Subsidiaries under such restrictions.

(f) The provisions of this Section 3 shall terminate upon the earlier to occur of the consummation of (i) a Public Offering, and (ii) a Qualified Change of Control.

4. Restrictions on Transfer of Executive Securities.

(a) Transfer of Executive Securities.  The holders of Executive Securities shall not Transfer any interest in any Executive Securities, except pursuant to (i) the provisions of Section 3 hereof, (ii) the provisions of the Partnership Agreement, or (iii) the provisions of Section 4(b) below.

(b) Certain Permitted Transfers.  The restrictions in this Section 4 will not apply with respect to any Transfer of Executive Securities made pursuant to applicable laws of descent and distribution or to such Person's legal guardian in the case of any mental incapacity or among such Person's Family Group; provided that the restrictions contained in this Section 4 will continue to be applicable to the Executive Securities after any Transfer of the type referred to above and the transferees of such Executive Securities must agree in writing to be bound by the provisions of this Agreement.  Any transferee of Executive Securities pursuant to a Transfer in accordance with the provisions of this Section 4(b) is herein referred to as a "Permitted Transferee."  Upon the Transfer of Executive Securities pursuant to this Section 4(b), the transferring holder of Executive Securities will deliver a written notice (a "Transfer Notice") to the Company.  The Transfer Notice will disclose in reasonable detail the identity of the Permitted Transferee(s).

5. Additional Restrictions on Transfer of Executive Securities.

(a) Legend.  The certificates representing the Executive Securities will bear a legend in substantially the following form:

(b) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE UNIT AGREEMENT BETWEEN THE COMPANY AND AN EXECUTIVE OF THE COMPANY DATED AS OF FEBRUARY 28, 2011.  A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

(c) Opinion of Counsel.  No holder of Executive Securities may Transfer any Executive Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company a written notice describing in reasonable detail the proposed Transfer, together with an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.  In addition, if the holder of the Executive Securities delivers to the Company an opinion of counsel that no subsequent Transfer of such Executive Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Executive Securities that do not bear the Securities Act portion of the legend set forth in Section 5(a).  If the Company is not required to deliver new certificates for such Executive Securities not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 5.

6. Confidential Information.

(a) Obligation to Maintain Confidentiality.  Executive acknowledges that the information, observations and data obtained by him during his employment with the Company and its Subsidiaries (the "Employment Period") concerning the business and affairs of the Company and its Subsidiaries and Affiliates are the property of the Company, its Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company's and its Subsidiaries' business or industry of which Executive becomes aware during the Employment Period.  Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any of such information, observations or data without the Board's written consent, unless and to the extent that the aforementioned matters, (i) become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, (ii) was known to Executive prior to Executive's employment with the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order.  Executive agrees to deliver to the Company at a Separation, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b) Ownership of Property.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company's, its Subsidiaries' or Affiliates' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) during the Employment Period (including any of the foregoing that constitutes any proprietary information or records) ("Work Product") belong to the Company, its Subsidiaries or Affiliates and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company, its Subsidiaries or Affiliates.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein.  To the extent that any such copyrightable work is not a "work made for hire," Executive hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's or such Subsidiary's or Affiliate's ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company, its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's, its Subsidiaries' and Affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the period Executive is employed by the Company or its Subsidiaries and thereafter, and without in any way limiting the provisions of Section 6(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company, its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company, its Subsidiaries and Affiliates) or use, except in connection with his work for the Company, its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d) Use of Information of Prior Employers.  During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.  Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive's and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

(e) Definitions.

"Affiliate" means, (i) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

"Board" means the management committee of the general partner of the Company.

"Cause" shall mean (i) the commission by Executive of a felony, of theft, fraud or embezzlement or of any other intentional act or omission involving dishonesty or disloyalty with respect to the Company, its Subsidiaries or any of their respective customers or suppliers; (ii) the inability to perform material duties and responsibilities as result of any addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician or the reporting to work under the influence of alcohol or illegal drugs, (iii) the willful, substantial and repeated failure to follow lawful written instructions of the Board, (iv) willful, substantial and repeated misconduct with respect to the Company or any of its Subsidiaries or (v) intentional breach of any confidentiality agreements which substantially and materially harms the Company.

"Disability" means Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries as a result of any disability or incapacity for a period of 6 consecutive months, as determined by a physician selected in good faith by the Board.

"Executive Securities" will continue to be Executive Securities in the hands of any holder other than Executive (except for the Company and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Securities will succeed to all rights and obligations attributable to Executive as a holder of Executive Securities hereunder.  Executive Securities will also include equity of the Company (or a corporate successor to the Company) issued with respect to Executive Securities (i) by way of a unit split, unit dividend, conversion, or other recapitalization or (ii) by way of reorganization or recapitalization of the Company in connection with the incorporation or capitalization of a corporate successor (including, for example, SeaBridge Freight Corp., a Nevada corporation) prior to a Public Offering.  Notwithstanding the foregoing, all Unvested Securities shall remain Unvested Securities after any Transfer thereof.

"Fair Market Value" of each unit or share of capital stock or other type of security means the average of the closing prices of the sales of any such security on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in a national exchange as of 4:00 P.M., New York time, or, if on any day such security is not quoted in a national exchange, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day.  With respect to any unit or other share of capital stock or other type of security which is not, as of the date of determination, listed on any securities exchange or quoted in the a national securities exchange or the over-the-counter market, the Fair Market Value thereof shall be the fair value of such unit or share or other type of security, as the case may be, determined in good faith by the Board, without regard for any minority discount or lack of marketability discount.   Executive may hire an independent outside appraiser (at Executive's expense) to determine the Fair Market Value of Executive Securities at any time such determination has been made in good faith by the Board hereunder.  If the determination by Executive's appraiser is less than 110% of the Board's determination, the Board's determination of Fair Market Value shall be determinative.  If the determination by Executive's appraiser is greater than 110% of the Board's determination, the Company shall promptly, but in any event within 5 business days after the determination made by Executive's appraiser, as the case may be, identify an independent outside appraiser.  The Company's appraiser and the Executive's appraiser shall select a third independent outside appraiser to make the final determination of Fair Market Value, and the expense of such third party appraiser shall be shared equally by the Company and Executive.

"Family Group" means a Person's spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person's spouse and/or descendants that is and remains solely for the benefit of such Person and/or such Person's spouse and/or descendants and any retirement plan for such Person.

"Good Reason" means (i) a substantial reduction of Executive's duties and responsibilities with the Company and its Subsidiaries such that after such reduction, Executive's duties and responsibilities with the Company and its Subsidiaries are inconsistent with a senior management position, or (ii) any material failure by the Company to comply with the provisions of this Agreement.

"Partnership Agreement" means the Limited Partnership Agreement of the Company, as amended from time to time pursuant to its terms.

"Original Cost" means, with respect to the Executive Securities purchased hereunder (as proportionately adjusted for all subsequent unit splits, unit dividends and other recapitalizations) the original principal amount of the Note.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

"Public Offering" means the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company or a corporate successor to the Company, including SeaBridge Freight Corp.

"Public Sale" means (i) any sale pursuant to a registered public offering under the Securities Act or (ii) any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker (other than pursuant to Rule 144(k) prior to a Public Offering).

"Qualified Change of Control" means a transaction (or series of related transactions), the consummation of which results in the acquisition by an independent third party or independent third parties of at least 51% of the economic interests represented by the equity owned by the Company’s partners as of the date hereof (calculated immediately prior to the occurrence of such event) (whether through a merger, consolidation, sale or transfer of interests or sale of assets) and the receipt by the Company’s current partners as of the date hereof of cash, cash equivalents or marketable securities; provided that, if at least 80% of the economic interests represented by the equity owned by the Company’s current partners as of the date hereof is transferred, regardless of the consideration received, such event will be deemed to be a Qualified Change of Control. Notwithstanding anything in this Agreement to the contrary, a Qualified Change of Control shall not include the transactions completed pursuant to that certain Agreement and Plan or Reorganization between the Company and SeaBridge Freight Corp., a Nevada corporation.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of  partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

"Transfer" means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

7. Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:
    University General Hospital, LP
    7501 Fannin Street
    Houston, Texas 77054
    Attention:  Chief Executive Officer

If to Executive:
    Hassan Chahadeh, M.D.
    11117 Beinhorn
    Houston, Texas 77024

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

8. General Provisions.

(a) Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Executive Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Securities as the owner of such equity for any purpose.

(b) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Securities hereunder.

(f) Choice of Law.  The law of the State of Texas will govern all questions concerning the relative rights of the Company, its Subsidiaries and its securityholders.  All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(g) Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(i) Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available.  Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(j) Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(k) Termination.  This Agreement shall survive a termination of Executive’s employment from the Company and shall remain in full force and effect after such termination.

(l) Adjustments of Numbers.  All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity.

(m) Deemed Transfer of Executive Securities.  If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Executive Securities to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such units are to be repurchased shall no longer have any rights as a holder of such units (other than the right to receive payment of such consideration in accordance with this Agreement), and such units shall be deemed purchased in accordance with the applicable provisions hereof and the Company (and/or the Person acquiring securities) shall be deemed the owner and holder of such units, whether or not the certificates therefore have been delivered as required by this Agreement.

(n) No Pledge or Security Interest.  The purpose of the Company's retention of Executive's certificates and executed Security Powers is solely to facilitate the repurchase provisions set forth in Section 3 and does not constitute a pledge by Executive of, or the granting of a security interest in, the underlying equity.

Signature Page Immediately Follows

IN WITNESS WHEREOF, the parties hereto have executed this Executive Unit Agreement on the date first written above.

UNIVERSITY GENERAL HOSPITAL, LP

By:           /s/ Kelly Riedel
Name:     Kelly Riedel
Its:          Chief Executive Officer

EXECUTIVE

/s/ Hassan Chahadeh, M.D.
Printed Name:  Hassan Chahadeh, M.D.

ANNEX A

EXECUTIVE NOTE

$_______March__, 2011

For value received, ___________ (the "Executive") promises to pay to the order of University General Hospital, LP, a Texas limited partnership (the "Company"), at its offices or such other place as designated in writing by the holder hereof, the aggregate principal sum of $_______.  This Note was issued pursuant to and is subject to the terms of the Executive Stock Agreement, dated as of March ____, 2011 by and between the Company and the Executive entered into in connection with the Executive’s ownership of securities of the Company (the "Executive Stock Agreement").  The amounts due under this Note are full recourse to the Executive.

1. Interest.  Simple interest shall accrue hereunder at a rate equal to four percent (4.0%) per annum. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.

2. Payments.

(i) Scheduled Maturity.  The then outstanding principal amount of this Note and all accrued interest thereon shall be due and payable on March _____, 2021.

(ii) Mandatory Prepayments.  The Executive shall prepay a portion of this Note equal to the amount of all cash proceeds the Executive receives in connection with his ownership, disposition, transfer or sale of the Executive Securities (as defined in the Executive Stock Agreement) including, without limitation, distributions and sale proceeds, as and when Executive receives such cash proceeds.

(iii) Optional Prepayments.  The Executive may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of, and accrued interest on, this Note.

(iv) Application of Payments.  Payments received by the holder hereof from the Executive shall be applied toward the amounts due under this Note (i) first, to the payment of all accrued and unpaid interest, and (ii) second, to the payment of principal of this Note.

3. Collection Costs.  In the event the Executive fails to pay any amounts due hereunder when due, the Executive shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

4. Waiver.  The Executive, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Executive hereunder.

5. Governing Law.  This Note shall be governed by the internal laws, not the laws of conflicts, of the State of Texas.

IN WITNESS WHEREOF, this Executive Note has been executed as of the date first above written.

____________________________________
[Executive]

EXHIBIT A

____________, 2011

ELECTION TO INCLUDE SECURITIES IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned purchased limited partner units (the “Executive Securities”) of University General Hospital, LP (the "Company") on March _____, 2011 (the "Closing Date").  Under certain circumstances, the Company has the right to repurchase certain of the Executive Securities at cost from the undersigned (or from the holder of the Executive Securities, if different from the undersigned) should the undersigned cease to be employed by the Company and its subsidiaries or upon certain other events.  Hence, the Executive Securities are subject to a substantial risk of forfeiture and are non-transferable.  The undersigned desires to make an election to have the Executive Securities taxed under the provision of Code §83(b) at the time he purchased the Executive Securities.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Executive Securities (described below), to report as taxable income for calendar year 2011 the excess (if any) of the Executive Securities' fair market value on March _____, 2011 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

_______________________

_______________________

_______________________

SS#:  __________________

2. A description of the property with respect to which the election is being made: _________ Executive Securities of the Company.

3. The date on which the property was transferred March __, 2011.  The taxable year for which such election is made:  calendar year 2011.

4. The restrictions to which the property is subject:  _____________.

5. The fair market value on March __, 2011 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $___________

6. The amount paid for such property: $_________.

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations § 1.83-2(e)(7).

Dated:  __________, 2011

 _________________________